Exhibit 13.1

CERTIFICATION

The certification set forth below is being submitted in connection with the annual report of ICL Group Ltd. on Form 20-F (the “Report”) for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code. Raviv Zoller, the President & Chief Executive Officer, and Kobi Altman, Chief Financial Officer of ICL Group Ltd., each certifies that, to the best of his knowledge:

1.	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of ICL Group Ltd.

Date:      March 1, 2021

/s/ Raviv Zoller
Raviv Zoller President & Chief Executive Officer

/s/ Kobi Altman
Kobi Altman Chief Financial Officer